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                           [BAY NETWORKS LETTERHEAD]

                                                                   EXHIBIT 10.22
December 27, 1996



David J. Rynne
HOME ADDRESS REDACTED

Dear David:

On behalf of Bay Networks, Inc., I am pleased to offer you the position of Chief Financial Officer, reporting directly to me in my capacity as Chairman, President and Chief Executive Officer. Compensation for this position will be at an annualized salary of $450,000.00, earned and payable at the biweekly rate of $17,307.70. In addition, you will be eligible to participate in the Executive Bonus Program, effective July 1, 1996 (Fiscal Year 1997 bonus program). Currently, this is an "open-ended" program with no maximum payout. However, for comparison purposes, the position you are considering has a target bonus of $225,000.00 for full year participation in the Fiscal Year 1997 plan with a guaranteed minimum prorated pay for the six (6) months you will be on board in Fiscal 1997.

Subject to the approval of the Board of Directors, you also will have an option to purchase 400,000 shares of stock. Vesting of the stock option is 25% following the first year of employment and 1/48 per month during the period between 13 and 48 months from the initial date of employment. This schedule provides full vesting four years following the first day of employment.

In addition as we discussed, in the event of a change in control of the Company that results in a significant reduction of your duties or responsibilities, you would receive one (1) year's base pay and bonus and an acceleration of one (1) year's worth of stock vesting.

Additionally, on your third anniversary with the Company or in the case of termination other than for cause or in the event of a change in control of the Company as described above, you would be entitled to a special bonus of $2 million minus the appreciation of your vested shares of stock at that point in time.

You will be eligible for Bay Networks comprehensive benefits plan upon your start date. Benefits information and enrollment materials will be provided to you on the first Monday following your first day of employment.

Our standard termination policy for a position at this level for termination other than due cause would result in a payment of 12 months severance, including base, bonus and stock vesting.

Please respond to our offer no later than December 30, 1996, and return a signed copy of this offer letter upon your acceptance. We would like to commence employment with us no later than January 9, 1997, or sooner if possible.

                                                                    Offer Letter
                                                        Conformed as of 09/09/97
                                                              Effective 12/30/96


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December 27, 1996

Mr. David J. Rynne
Page 2.



It should be noted that as a condition of employment, you will be required to sign an agreement which address the issues of confidentiality, conflicts of interest, non-competition and patent assignments. In addition, on your first day of employment, you must provide Bay Networks with appropriate documents to establish your eligibility to work in the United States (e.g., U.S. passport, or driver's license and social security card) to satisfy the requirements of Employment Eligibility Verification (Form I-9) as required by Federal law.

New employee orientation is held from 8:30 AM to 4:00 PM on Mondays. Please report to the lobby of Building 2 (4301 Great America Parkway) in Santa Clara at 8:30 AM on Monday morning of your first week of employment.
Following orientation on Monday, you will report directly to your work area.

David, I feel confident that you can make a significant contribution to Bay Networks' success. I look forward to your favorable reply and to working with you in the near future.

Sincerely,


/s/ DAVE HOUSE                               -----------------------------------
Dave House                                   Effective Date
Chairman, President and Chief Executive
Officer



cc:      J. Patton, VP/Human Resources



This letter includes all terms and conditions of the offer of employment and supersedes any other communications relating to the terms of my employment with Bay Networks, Inc.

I concur with the above conditions for commencing employment with Bay Networks, Inc., and understand fully that they do not constitute an employment contract or an offer of employment for any specified period of time.

I acknowledge the acceptance of this offer:

/s/ DAVID J. RYNNE                                  12-30-96
------------------------------------         -----------------------------------
David J. Rynne                               Effective Date

My start date will be:
                      --------------------

Please print your name as you would like it to appear for business purposes:

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                                                                    Offer Letter
                                                        Conformed as of 09/09/97
                                                              Effective 12/30/96